                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1) *



                                  Hemet Bancorp
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   42352 P 10 0
                                  (CUSIP Number)

                                  James B. Jaqua
                              3715 Sunnyside Drive
                               Riverside, CA 92506
                               Tel: (909)-784-5771

                (Name,  Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                       Copy to:

                                     Daniel B. Eng
                                 Bartel Eng & Schroder
                             300 Capitol Mall, Suite 1100
                             Sacramento, California 95814
                                   Tel: (916)-442-0400
                                   Fax: (916)-442-3442

                                       May 22, 2002
                  (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  42352 P 10 0                                         Page 2 of 17
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             James B. Jaqua
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):        PF
--------------------------------------------------------------------------------

5.          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           14,966(1)
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:        146,981
------------------------- ------------------------------------------------------


                          9.       SOLE DISPOSITIVE POWER:      14,966
------------------------- ------------------------------------------------------


                          10.      SHARED DISPOSITIVE POWER:   146,981
------------------------- ------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  161,947(1)(2)
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   20.1%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------

     1.Includes options to acquire 1,200 shares within 60 days.


     2.Includes 146,981 shares owned by the Jaqua Trust dated November 8, 1989, of which James B. Jaqua is a trustee.

CUSIP No.  42352P 10 0                                          Page 3 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Marilyn Susanne Jaqua
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):       PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:   5,967
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:          146,981
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:         5,967
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:     146,981
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 152,948*
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   19.0%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------

* Includes 146,981 shares owned by the Jaqua Trust dated November 8, 1989, of which Marilyn Susanne Jaqua is a trustee.

CUSIP No.  42352P 10 0                                          Page 4 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Jaqua Trust dated November 8, 1989
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):        PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       California
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           146,981
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:               0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:      146,981
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:          0
------------------------- ------------------------------------------------------


11.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH  REPORTING  PERSON:  146,981
     Shares
--------------------------------------------------------------------------------

12.  CHECK IF THE  AGGREGATE  AMOUNT IN ROW (11)  EXCLUDES  CERTAIN  SHARES
     (SEE INSTRUCTIONS): [ ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)           18.3%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         OO
--------------------------------------------------------------------------------

CUSIP No.  42352 P 10 0                                           Page 5 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             J and G Revocable Trust dated May 2, 1989
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       California
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           98,151 Shares
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:          0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:      98,151 Shares
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:     0
------------------------- ------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 98,151 Shares
--------------------------------------------------------------------------------

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): [ ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            12.2%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         OO
--------------------------------------------------------------------------------

CUSIP No.  42352 P 10 0                                         Page 6 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jack E. Gosch*
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:                   0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:               98,151
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:              0
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:         98,151
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         98,151
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     12.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------

* Jack E. Gosch is a trustee and beneficiary of the J and G Revocable Trust, and is also a trustee of the Jack Gosch Ford, Inc. Retirement Plan and Trust.

CUSIP No.  42352 P 10 0                                         Page 7 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Gwyneth A. Gosch*
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:                   0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:               98,151
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:              0
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:          98,151
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         98,151
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        12.2%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------

*Gwyneth A. Gosch is a trustee and beneficiary of the J and G Revocable Trust.

CUSIP No.  42352 P 10 0                                         Page 8 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Jack Gosch Ford, Inc. Retirement Plan and Trust
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):          PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       California
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           9,965
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:           0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:      9,965
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER: .0
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 9,965
--------------------------------------------------------------------------------

12.        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)            1.2%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         OO
--------------------------------------------------------------------------------

CUSIP No.  42352P 10 0                                          Page 9 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Brudin Family Trust dated October 27, 1986
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       California
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           74,158
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:          0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:      74,158
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:    0
------------------------- ------------------------------------------------------

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 74,158 Shares
--------------------------------------------------------------------------------

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):[ ]
--------------------------------------------------------------------------------

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.2%
--------------------------------------------------------------------------------

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): OO
--------------------------------------------------------------------------------

CUSIP No.  42352P 10 0                                         Page 10 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         John B. Brudin*
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:                   0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:              74,158
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:              0
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:          74,158
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         74,158
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)           9.2%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------
*John B. Brudin is a trustee and beneficiary to the Brudin Family Trust.

CUSIP No.  42352P 10 0                                          Page 11 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Patricia L. Brudin*
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:                   0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:               74,158
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:              0
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:          74,158
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         74,158
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      9.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------

*Patricia L. Brudin is a trustee and beneficiary to the Brudin Family Trust.

CUSIP No.  42352 P 10 0                                          Page 12 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Record Trust
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [X]
         (b)
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization:       California
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:           52,561
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------
                          8.       SHARED VOTING POWER:          0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:      52,561
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:     0
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         52,561
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   6.5%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         OO
--------------------------------------------------------------------------------

CUSIP No.  42352 P 10 0                                         Page 13 of 17

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Ella Mae Record*
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)
         (b) [X]
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       SOURCE OF FUNDS (SEE INSTRUCTIONS):         PF
--------------------------------------------------------------------------------

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(D) OR 2(E):  [   ]
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION:       United States
--------------------------------------------------------------------------------

NUMBER OF SHARES          7.       SOLE VOTING POWER:              52,561
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
------------------------- ------------------------------------------------------

                          8.       SHARED VOTING POWER:               0
------------------------- ------------------------------------------------------

                          9.       SOLE DISPOSITIVE POWER:         52,561
------------------------- ------------------------------------------------------

                          10.      SHARED DISPOSITIVE POWER:          0
------------------------- ------------------------------------------------------

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
         52,561
--------------------------------------------------------------------------------

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS):    [   ]
--------------------------------------------------------------------------------

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     6.5%
--------------------------------------------------------------------------------

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):         IN
--------------------------------------------------------------------------------
*Ella Mae Record is the trustee and beneficiary of the Record Trust.

     This Amendment No. 1 ("Amendment No. 1") amends and supplements the Statement on Schedule 13D (the "Schedule 13D") filed on May 2, 2002 by (1) James
B. Jaqua; (2) Marilyn Susanne Jaqua; (3) the Jaqua Trust dated November 8, 1989 ("Jaqua Trust") of which James B. Jaqua and Marilyn Susanne Jaqua are the trustees and beneficiaries; (4) J and G Revocable Trust dated May 2, 1989 ("J and G Trust") of which Jack E. Gosch and Gwyneth A. Gosch are trustees and beneficiaries; (5) Jack Gosch Ford, Inc. Retirement Plan and Trust of which Jack Gosch and Eric Gosch are trustees; (6) Brudin Family Trust dated October 27, 1986 ("Brudin Trust") of which John B. Brudin and Patricia L. Brudin are trustees and beneficiaries; and (7) the Record Trust of which Ella Mae Record is the trustee and beneficiary (collectively, the "Reporting Persons").

     Amendment No. 1 is reporting, as described in more detail under Item 4, the entering into a Plan and Agreement of Merger between Hemet Bancorp and Hemet Financial Group, Inc. of which it is anticipated that the Reporting Persons will become shareholders thereof.

ITEM 1.           SECURITY AND ISSUER

     This statement relates to common stock, no par value, of Hemet Bancorp, a California corporation. The principal executive office of Hemet Bancorp is 3715 Sunnyside Drive, California 92506.

ITEM 4.           PURPOSE OF TRANSACTION

         As previously reported on Schedule 13D, the Reporting Persons have formed a "group" for the purpose of reorganizing Hemet Bancorp to qualify as a Subchapter S corporation. To qualify to make an election under Subchapter S of the Internal Revenue Code, Hemet Bancorp would need to reduce its exiting shareholder base to no more than 75 shareholders. In addition, assuming consummation of the reorganization, it is expected that Hemet Bancorp would no longer be a public reporting company with the Securities and Exchange Commission nor quoted upon the OTC Bulletin Board. By electing to become a Subchapter S corporation and no longer being subject to the reporting requirements of the Securities and Exchange Commission, Hemet Bancorp would substantially eliminate its corporate level income tax liability and eliminate expenses associated with being a public company.

     In furtherance of the group's effort, on May 6, 2002, Hemet Financial Group, Inc., a Nevada Corporation ("HFG"), was formed. Currently, the sole shareholder of HFG is James Jaqua, although it is anticipated that the other Reporting Persons will also become HFG shareholders. HFG was formed for the sole purpose of merging into Hemet Bancorp. HFG has not conducted any activities other than those incident to its formation and its negotiation and execution of the Plan and Agreement of Merger as discussed below.

     On May 22, 2002, HFG and Hemet Bancorp entered into a Plan and Agreement of Merger. Under the terms of the Plan and Agreement of Merger, HFG will merge with and into Hemet Bancorp and the separate existence of HFG will cease. Hemet Bancorp will be the surviving corporation in the merger. Each share of Hemet Bancorp common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive $54.00 in cash. Cash payments owed to certain Hemet Bancorp shareholders who are also HFG shareholders and who have executed promissory notes in favor of HFG as part of HFG's proposed financing will be applied to retire such promissory notes. Each share of HFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of Hemet Bancorp common stock. The foregoing is subject to approval of the merger by the shareholders of HBC and HFG and the satisfaction or waiver of certain other conditions, including the receipt of required approvals from bank and securities regulatory agencies. Further, under the Plan and Agreement of Merger, there will be no changes to the Board and management of Hemet Bancorp or to its articles of incorporation or bylaws.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        See Items 4 and 7.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

        The following exhibit is incorporated by reference:

          C. Plan and Agreement of Merger between Hemet Financial Group, Inc. and Hemet Bancorp (Incorporated by reference to Exhibit 2.1 to Hemet Bancorp's Form 8-K dated May 23, 2002 and filed with the Commission on May 23, 2002.)

                                SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 23, 2002


---------------------------------
James B. Jaqua, an individual

                                *
---------------------------------
Marilyn Susanne Jaqua, an individual


JAQUA TRUST DATED NOVEMBER 8, 1989


                                *                                   *
---------------------------------   ---------------------------------
James B. Jaqua, Trustee             Marilyn Susanne Jaqua, Trustee


J AND G REVOCABLE TRUST DATED MAY 2, 1989


                                *                                   *
---------------------------------   ---------------------------------
Jack E. Gosch, Trustee              Gwyneth A. Gosch, Trustee


                                *
---------------------------------
Jack E. Gosch, an individual

                                *
---------------------------------
Gwyneth A. Gosch, an individual


JACK GOSCH FORD, INC. RETIREMENT PLAN AND TRUST



                                *                                   *
---------------------------------   ---------------------------------
Jack E. Gosch, Trustee              Eric Gosch, Trustee


BRUDIN FAMILY TRUST DATED OCTOBER 27, 1986


                                *                                   *
---------------------------------   ---------------------------------
John B. Brudin, Trustee             Patricia L. Brudin, Trustee

                                *
---------------------------------
John B. Brudin, an individual


                                *
---------------------------------
Patricia L. Brudin, an individual


Record Trust


                                *
---------------------------------
Ella Mae Record, Trustee


                                *
---------------------------------
Ella Mae Record, an individual




*    Pursuant  to a Power of  Attorney  dated  April  29,  2002  filed  with the
     Schedule 13D.